Exhibit 99.1
Contact: Paul Coghlan
            Vice President, Finance
            (408) 432-1900

LINEAR TECHNOLOGY REPORTS RECORD ANNUAL AND QUARTERLY REVENUES, GROWING 4% AND 15%, RESPECTIVELY, OVER THE SIMILAR PRIOR YEAR PERIODS.

Milpitas, California, July 25, 2006, Linear Technology Corporation (NASDAQ-LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today announced that revenue for its fiscal year ended July 2, 2006, was $1.093 billion, an increase of 4% over revenue of $1.050 billion for the previous fiscal year. The prior fiscal year included a one-time royalty settlement totaling $40.0 million. Fiscal 2006 results include a full year effect of all forms of stock-based compensation required by Statement of Financial Accounting Standards 123R (“SFAS 123R”), which was adopted by the Company in fiscal 2006. The Company reported net income for the year of $428.7 million or $1.37 diluted earnings per share, a decrease of $5.3 million or 1% from $434.0 million or $1.38 diluted earnings per share reported for fiscal 2005. On a pro forma basis, excluding all forms of stock-based compensation, net income for fiscal 2006 was $466.9 million or $1.50 diluted earnings per share, an increase of 4% over pro forma net income of $448.5 million or $1.42 diluted earnings per share for the prior year.

Revenue for the fourth quarter ended July 2, 2006 was $292.9 million, a 15% increase over revenue of $255.8 million for the fourth quarter of the previous fiscal year. Net income for the fourth quarter of fiscal 2006 was $115.7 million or $0.37 diluted earnings per share, ($125.9 million or $0.41 per share pro forma) compared with $106.0 million or $0.34 diluted earnings per share, ($110.0 million or $0.35 per share pro forma) an increase of 9% (14% pro forma) from the fourth quarter of the previous year. Return on sales was 39% for the fourth quarter ended July 2, 2006, including the effects of stock-based compensation.

During the fourth quarter of fiscal 2006 the Company spent a record $202.1 million to purchase 5.7 million shares of its common stock, which contributed to the $96.2 million decrease in cash and short-term investments. During fiscal 2006 the Company generated an additional $28.7 million in cash and short-term investments, net of spending $342.8 million to purchase 9.5 million shares of its common stock. A cash dividend of $0.15 per share will be paid on August 23, 2006 to stockholders of record on August 4, 2006. Total cash dividends paid during the year were $153.9 million, an increase of $42.9 million or 39% over the prior fiscal year.

The Board of Directors authorized the Company to purchase up to an additional 20 million shares of its outstanding common stock in the open market over the next two years.

According to Lothar Maier, CEO, "Fiscal 2006 was a good year for us with strong product sales growth in the last three quarters of the year. The Company generated an impressive 39% return on sales including the effects of stock option accounting. Without stock-based compensation the Company generated an even more impressive 43% return on sales.

The September quarter that we are entering is difficult to confidently forecast. It is typically a slow quarter for industrial and communication businesses, yet should show growing strength in consumer oriented businesses, as the build period for year-end holiday sales approaches. Further, while we expect our bookings to increase over the prior quarter, most of the consumer related bookings increase will not ship until the December quarter. Consequently, we currently expect sales and profits in the September quarter to be roughly similar to the quarter just completed.”

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. In particular, the statements regarding the demand for our products, our customers’ ordering patterns and the anticipated trends in our sales and profits are forward-looking statements. The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general conditions in the world economy and financial markets and other factors described in our 10-K for the fiscal year ended July 3, 2005.

Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, July 26, 2006 at 8:30 a.m. Pacific Coast Time. Those investors wishing to listen in may call (719) 955-1567 before 8:15 a.m. to be included in the audience. There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com. A replay of the conference call will be available from July 26 through August 4, 2006. You may access this post view by calling (719) 457-0820 and entering reservation #5348436. An archive of the webcast will also be available at www.linear.com and www.streetevents.com as of July 26, 2006 until the fourth quarter earnings release next year.

Linear Technology Corporation was founded in 1981 as a manufacturer of high performance linear integrated circuits. Linear Technology products include high performance amplifiers, comparators, voltage references, monolithic filters, linear regulators, DC-DC converters, battery chargers, data converters, communications interface circuits, RF signal conditioning circuits, and many other analog functions. Applications for Linear Technology’s high performance circuits include telecommunications, cellular telephones, networking products such as optical switches, notebook and desktop computers, computer peripherals, video/multimedia, industrial instrumentation, security monitoring devices, high-end consumer products such as digital cameras and MP3 players, complex medical devices, automotive electronics, factory automation, process control, and military and space systems.

For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California 95035-7417, (408) 432-1900.

Exhibit 99.1

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three Months Ended (unaudited)		Twelve Months Ended (audited)
	July 2,	July 3,	July 2,	July 3,
	2006	2005	2006	2005
Net sales	$292,930	$255,811	$1,092,977	$1,049,694
Cost of sales (1)	63,615	53,859	238,400	219,188
Gross profit	229,315	201,952	854,577	830,506

Expenses:

Research & development (1)	44,048	32,380	160,849	131,429
Selling, general & administrative (1)	34,045	27,897	129,778	109,448
	78,093	60,277	290,627	240,877
Operating income	151,222	141,675	563,950	589,629
Interest income, net	15,225	9,821	52,858	30,335

Income before income taxes	166,447	151,496	616,808	619,964
Provision for income taxes	50,767	45,449	188,128	185,990

Net income	$115,680	$106,047	$428,680	$433,974

Earnings per share:
Basic	$0.38	$0.35	$1.40	$1.41
Diluted	$0.37	$0.34	$1.37	$1.38

Shares used in the calculation of
earnings per share:
Basic	304,296	306,964	305,156	307,426
Diluted	311,221	314,080	313,285	315,067

Pro forma earnings per share excluding
the effects of stock based compensation:
Basic	$0.41	$0.36	$1.53	$1.46
Diluted	$0.41	$0.35	$1.50	$1.42

Pro forma shares used in the calculation of pro forma earnings per share:
Basic	304,296	306,964	305,156	307,426
Diluted	309,196	314,080	311,356	315,067

(1) Includes stock-based compensation charges as follows:

Cost of sales	$2,471	$619	$8,307	$2,635
Research and development	7,533	1,893	24,864	7,111
Sales, general and administrative	4,764	3,131	21,884	11,036
Total stock-based compensation	$14,768	$5,643	$55,055	$20,782

Exhibit 99.1

LINEAR TECHNOLOGY CORPORATION
RECONCILIATION OF NET INCOME TO PRO FORMA NET INCOME
(In thousands, except per share amounts)

	Three Months Ended (unaudited)		Twelve Months Ended (audited)
	July 2,	July 3,	July 2,	July 3,
	2006	2005	2006	2005

Net income	$115,680	$106,047	$428,680	$433,974

Adjustments to reconcile net income to pro forma net income:
Stock-based compensation	14,768	5,643	55,055	20,782
Tax effect	(4,504)	(1,693)	(16,792)	(6,235)
Pro forma net income	$125,944	$109,997	$466,943	$448,521

Pro forma earnings per share excluding
the effects of stock based compensation:
Basic	$0.41	$0.36	$1.53	$1.46
Diluted	$0.41	$0.35	$1.50	$1.42

Shares used in the calculation of pro forma earnings per share:
Basic	304,296	306,964	305,156	307,426
Diluted	309,196(1)	314,080	311,356(1)	315,067

(1) Excludes 2,025 and 1,929 shares for the three and twelve months ended July 2, 2006, respectively, to conform diluted outstanding shares calculated under FAS123R to diluted shares calculated under prior accounting standards

FAS123R - Share-Based Payment became effective and was adopted by the Company during the quarter ended October 2, 2005. FAS123R requires the Company to estimate the cost of all forms of stock based compensation, including employee stock options, and to record a commensurate expense in the income statement. To supplement our consolidated financial statements presented in accordance with GAAP, we have shown above a non-GAAP (pro forma) presentation of the Company¡¦s earnings per share, which is adjusted to reflect the GAAP results to exclude all stock based compensation. This non-GAAP presentation of earnings per share is provided to enhance the user¡¦s overall understanding of the Company¡¦s historical financial performance and comparability between periods. We believe the non-GAAP results provide useful information to investors by excluding stock based compensation particularly during this transitional period when many companies have not yet adopted the provisions of FAS123R.

Exhibit 99.1

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	July 2,	July 3,
	2006	2005
	(audited)	(audited)

ASSETS

Current assets:
Cash, cash equivalents and
short-term investments	$1,819,587	$1,790,912

Accounts receivable, net of
allowance for doubtful
accounts of $1,808 ($1,713
at July 3, 2005)	154,297	125,864

Inventories	39,031	34,328
Deferred tax assets and
other current assets	64,221	56,205

Total current assets	2,077,136	2,007,309

Property, plant & equipment, net	247,969	221,028
Other noncurrent assets	65,790	57,897

Total assets	$2,390,895	$2,286,234

LIABILITIES & STOCKHOLDERS’
EQUITY:

Current liabilities:
Accounts payable	$14,574	$11,800

Accrued income taxes, payroll & other accrued liabilities	174,239	152,231

Deferred income on shipments
to distributors	48,013	43,708

Total current liabilities	236,826	207,739

Deferred tax and other long-term liabilities	49,571	71,461

Stockholders’ equity:

Common stock	1,063,446	926,763
Retained earnings	1,046,137	1,083,110
Accumulated other comprehensive
income	(5,085)	(2,839)
Total stockholders’ equity	2,104,498	2,007,034
	$2,390,895	$2,286,234